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                                                                EXHIBIT 10m


August 2, 1996


Dr. Alan Fern
3605 Raymond
Chevy Chase, MD  20815


Dear Alan

CONSULTING AGREEMENT

I wish to confirm the following provisions for the Consulting Agreement between Herman Miller, Inc., and you which will become effective on Wednesday, October 2, 1996, which will be the date of your official retirement from the Herman Miller Board of Directors.

A. Term of Agreement--The agreement will be effective for two years beginning October 2, 1996, and renewable thereafter on a quarterly basis based on agreement between Herman Miller, Inc., and you.

B. Reporting Relationship--During the term of this agreement, you will report directly to the chairman of the Board.

C. Compensation--During the term of this agreement, you will be compensated with an annual retainer of $50,000 per year which will be paid quarterly with the first payment being made on October 2, 1996. Herman Miller, Inc., will also be responsible for your travel and other business expenses incurred in connection with your consulting duties.

D. Consulting Agreements--The priority of consulting assignments will be established by the chairman of the Board and the chief executive officer. The following is a list of initial assignments.

     1. Analysis of HMI Archival Collections--This will involve an analysis with subsequent recommendations to the Board of Directors as to the appropriate long-term management and disposition of the HMI archival collections.

     2. Library of Congress Charles Eames Exhibit--This will involve the oversight of the Charles Eames Exhibition which will begin in 1997 with joint sponsorship by Vitra, IBM, and Herman Miller. During this assignment you will serve as the representative of the Board of Directors.

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     3.   Evaluation of the Herman Miller Design Foundation--This will involve an analysis with recommendations to the Board of Directors as to the future benefits and required investments for the foundation to become successful in the future. This will also include an analysis of other alternatives to accomplish comparable objectives.

     4. Participation in HMI Design Reviews of both HMI Products and Services--This will involve participation in design reviews as arranged by the chairman of the Board with subsequent comments and recommendations being made to the full Board of Directors.

     5. Formal Reports to the Board--The intent of this consulting agreement is that you will make a formal report in person to the Board of Directors on an annual basis or whenever appropriate as scheduled by the chairman of the Board.

In summary, the intent of this agreement is that you will be spending approximately the same number of days of consulting as the time commitment which you previously committed as a member of the Board of Directors for the preparation time and attendance at Board meetings and Board committee meetings. It is understood that if the time requirements are significantly greater as assignments change, the compensation will be adjusted by agreement between the chairman and you.

Best regards



David L. Nelson
Chairman of the Board



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